July 3, 2025

Earl Armstrong
Chief Financial Officer
HOOKER FURNISHINGS Corp
440 East Commonwealth Boulevard
Martinsville, VA 24112

       Re: HOOKER FURNISHINGS Corp
           Form 10-K for the Fiscal Year Ended February 2, 2025
           File No. 000-25349
Dear Earl Armstrong:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                        Sincerely,

                                                        Division of Corporation
Finance
                                                        Office of Manufacturing